Exhibit 10.1

LICENSE AGREEMENT

AGREEMENT made and entered into on this 25th day of September, 2006 by and between Single Crystal Technologies, Inc, a corporation organized and existing under the laws of Arizona, having offices and doing business at 4952 East Encanto Street, Mesa, Arizona 85205 (Hereinafter referred to as “Licensor”), and CRC Crystal Research Corporation a corporation organized and existing under the laws of Nevada, having offices and doing business at 4952 East Encanto Street, Mesa, Arizona (Hereinafter referred to as “Licensee”).

WITNESSETH

WHEREAS, Licensor posses certain intellectual property rights relating to certain Products and has developed certain machinery and apparatus for the manufacture of the Products;

WHEREAS, Licensor has agreed to grant Licensee certain rights to manufacture, use and sell the Products in the Licensed Territory for the life of this Agreement, and to avail itself of Licensor’s technical know-how and skill in the said manufacture under the terms and conditions as set forth herein;

WHEREAS, Licensee desires to use and sell the Products in other countries, to use Licensor’s intellectual property rights and to avail itself of the technical know-how and skill of Licensor in the said manufacture, use and sale of the Products upon the terms and conditions as set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties do hereby agree as follows:

Article I: Definitions

As used above and throughout this Agreement, the following terms shall have the meanings as hereinafter defined:

(a) “Products” shall mean Scintillation Crystals, Well Logging Assemblies, Scintillation Crystal late Assemblies and Gamma Camera Plate Assemblies manufactured in accordance with intellectual property rights of Licensor.

(b) “Intellectual property rights” shall mean patents, applications for patents, reissues, renewals, extensions, divisions, and patents of addition relating to the Products.

(c) “Know-how” shall mean all technical information designs and data relating to the manufacture of the Products presently owned by Licensor or acquired by the parties hereto and/or the affiliated company of Licensee during the life of this Agreement.

(d) “Licensed Territory” shall mean the United States and countries in the North American Free Trade Area (NAFTA), Canada and Mexico, Central and South America, Europe, Asia, Australia and New Zealand and the remainder of the world.

(e) “Affiliated Company” shall mean any company or entity of which fifty percent (50%) or more of its voting shares, quotas or other interest is owned or controlled directly or indirectly by Licensee or any company or entity of which Licensee owns or controls all the voting shares, quotas, or other interest not owned or held by local nationals as a result of the requirements of local laws or policy.

Article II: Grant

(a) Licensor hereby grants to Licensee the non-exclusive right to use and employ Licensor’s intellectual property rights related to the Products and to manufacture, use and sell theProducts in the Licensed Territory.

Article III: Technical Assistance and Know-How

 (a) Licensee may from time to time at its own expense send such of its technically qualified specialists to the manufacturing plant of Licensor to obtain such instructions, information and data as may reasonably by necessary for the manufacture of the Products by Licensee. The number of such qualified specialists and the time when they shall be sent shall be arranged from time to time with the consent of Licensor. The length of visit of the said qualified specialists shall be limited in each case to such times as the parties shall first agree is necessary for their instruction. Such qualified specialists shall at all times remain in the employment of Licensee.

(b) Licensor shall assist Licensee in preparing the factory layout and plant facilities for the manufacture of the Products in the Licensed Territory, and from time to time during the life of this Agreement shall send at Licensee’s request and within a reasonable time thereafter such of its technicians as may be available to assist Licensee in preparing the factory layout and plant facilities for the manufacture of the Products in the Licensed Territory, and to instruct Licensee in the use and application of the secret processes, intellectual property rights and knowhow to the manufacture of the Products. Such technicians shall remain at the disposal of Licensee for such period or periods as Licensor shall deem necessary.

(c) Licensee shall pay for the services of the technicians supplied by Licensor in accordance with Paragraph (b) of this Article at the rate of U.S. $1,500 per day or part thereof from the time of the departure of such technicians from Phoenix, Arizona until the time of their return thereto. Licensee shall likewise pay and/or reimburse Licensor for all of the expenses of the said technicians in providing the services as aforesaid, including all charges of traveling, and all living costs incurred by such technicians during their absence from Phoenix, Arizona in rendering the services in accordance with Paragraph (b) of this Article.

(d) Licensor shall supply Licensee with the Products in such quantities and upon such terms as the parties shall agree pending the start-up of the Licensee=s facilities for the manufacturing of the Products in the Licensed Territory.

Article IV: Development of Intellectual Property Rights and Know-How

(a) Licensor hereby agrees immediately to communicate to Licensee any improvements, modification, further invention and design it may discover, make or develop with respect to the secret processes, intellectual property rights or know-how pertaining to the manufacture, use and sale of the Products, and shall fully disclose to Licensee the nature and manner of applying and utilizing such improvements, modifications, further inventions or designs.

(b) Licensee hereby agrees immediately to communicate to Licensor any improvements, modification, further invention and design it may discover, make or develop with respect to the secret processes, intellectual property rights or know-how pertaining to the manufacture, use and sale of the Products, and shall fully disclose to Licensor the nature and manner of applying and utilizing such improvements, modifications, further inventions or designs.

(c) (i) If, during the life of this Agreement, Licensor shall discover, make or develop any improvement, modification, further invention or design required to be disclosed to Licensee as aforesaid, Licensor may at its own expense file applications for letters patent in the United States, or take other necessary legal steps to protect such improvements, modifications or further inventions as it shall determine. Upon issuance of such letters patent or the acquisition of such legal rights, Licensor shall thereupon grant to Licensee for the remaining term of this Agreement, without additional charge or royalties, the right to make, use and sell the Products under the said improvements, modifications, further inventions or designs covered by the said letters patent or other legal protection. The right so granted to Licensee shall be exclusive with respect to the Licensed Territory.

(ii) If, during the life of this Agreement, Licensee shall wish to have patent protection in countries other than the United States, Licensee shall report those countries to Licensor and shall pre-pay Licensor the cost of securing patents in those countries in Licensor’s name, after first receiving estimates from Licensor.

(d) If, during the life of this Agreement, Licensee shall discover any improvements, modifications, inventions or designs required to be disclosed as aforesaid Licensee shall assign rights in those improvements, modifications, inventions or designs to Licensor. Licensor shall thereupon grant to Licensee for the remaining term of this Agreement, without additional charge, the exclusive rights related to the improvements, modifications, inventions or designs, under the terms of this Agreement.

(e) In the event that Licensee or any of its affiliated companies shall acquire any technical information, data, processes, formulae or patent rights from third parties pertaining to the manufacture, use or sale of the Products, Licensee shall use its best efforts to secure the additional right to permit Licensor to manufacture, use and sell under such technical information, data, processes and patents.

(f) The parties hereby agree that all renewal fees and the cost of all such actions and things as may be necessary to maintain and keep effective the letters patent referred to in this Article shall be borne by the Licensee who has rights in the Licensed Territory under this Agreement.

(g) In the event of any action for infringement or institution of any proceedings for the revocation of any industrial property rights of letters patent owned by Licensor under which Licensee shall have been granted an exclusive right to make, use and sell the Products, Licensee shall be responsible, at its own expense and in its own name, to prosecute such actions or defend such proceedings. Licensor shall, at its option, assist Licensee in such actions or proceedings, and shall lend its name to such actions or proceedings if required by Licensee. If Licensee shall elect not to bring any action for infringement or defend any proceedings for the revocation of any industrial property rights or letters patent as aforesaid, Licensor may bring such action or defend such proceedings in its own name and recover its costs from Licensee. Licensee shall assist Licensor in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if required.

Article V: Secrecy and Nondisclosure

(a) Licensee hereby agrees that, during the life of this Agreement and for a period of five (5) years after its termination, it will hold secret and confidential, will not disclose in any manner to any person or concern (except to such of its sublicensees as are referred to in Article IX (b) and to such of its employees as are required to use the information and only then under an obligation of secrecy binding upon such sublicensees and employees), and will not use except under and pursuant to this Agreement, any of the secret processes, formulae or know-how pertaining to the manufacture, use or sale of the Products which Licensee, its affiliated companies, sublicensees or any of the officers, representative or employees of Licensee, its affiliated companies or sublicensees may acquire from Licensor under and pursuant to this
Agreement.

(b) In the event that Licensee should grant any rights by sublicense to any of its affiliated companies to manufacture, use or sell the Products in the Licenses Territory in accordance with Article IX (b) hereof, Licensee shall impose upon such sublicensee the same requirements of secrecy and nondisclosure as are set forth in Paragraph (a) of this Article.

Article VI: Market Demands
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Article VII: Marking and Quality Control

(a) All the Products sold by Licensee or others under this Agreement shall be marked Single Crystal Technologies, Inc.”, “SCT” or “Microscint”. Licensor reserves the right to control the use of “Single Crystal Technologies, Inc.”, “SCT” or “Microscint” and the quality and specification of all the Products made under this Agreement.

(b) Licensor shall from time to time provide Licensee with specifications and changesto Specifications as required.

(c) All the Products sold in the Licensed Territory shall be made to the Specifications, Including sized, shape, thicknesses, composition, electronics, surface preparation and coating.

(d) Licensee shall from time to time provide Licensor, at its request, production samples of the Products made in the Licensed Territory in intermediate and final conditions for inspection and testing by Licensor.

(e) Licensor shall report results of such tests and inspections to Licensee, and any necessary changes to production shall be quickly accomplished.

(f) Out of Specification production the Products will be destroyed and certified as destroyed by the manufacturer and by Licensee.

Article VIII: Compensation and Royalties

(a) Upon execution of this Agreement but not before $500,000 or more are raised forLicensee capitalization, Licensee shall pay to Licensor the sum of Fifty Thousand United States Dollars (US$50,000).

(b) In addition to the aforesaid payment, Licensee shall pay to Licensor royalties insuch amounts as, after deduction of all taxes, shall be equal to up to six percent (6%) of the net sales prices of such Products, as follows:

(i) 1.5% of the sales if the Licensee’s end product uses only one Licensor’spatent;

(ii) 3% of the sales if the Licensee’s end product uses two Licensor’s patents;

(iii) 4.5% of the sales if the Licensee’s end product uses three Licensor’s patents; and

(iv) 6% of the sales if the Licensees’ end product uses four or more Licensor’s patents.

(c) In determining the quantities of the Products made, used or sold by Licensee and its affiliated companies for purposes of computing the royalties payable to Licensor in accordance with Paragraph (b) of this Article, no account shall be taken of any Products manufactured and sold by Licensor (or by any licensee of Licensor other than Licensee) to Licensee or its affiliated companies, and no royalty shall be payable with respect thereto.

(d) As used above and throughout this Agreement, the term “net sales price” shall mean the amount invoiced by Licensee or its affiliated companies to unrelated third parties for the total number of the Products sold to such unrelated third parties. Such amount shall not include any allowances to such unrelated third parties, sales taxes or cost of packaging and packing. In the event that Licensee or its affiliated companies shall sell or ship the Products to related parties, it shall be deemed to have been sold at the net sales price which would be charged if the said Products had been sold or offered for sale to unrelated third parties in the same area.

(e) If Licensee shall at any time grant any right by sublicense to any affiliated company in any area in the Licensed Territory to manufacture the Products in such area, Licensee shall require the affiliated company to pay royalties to Licensor on the same basis as set forth in Paragraph (b) of this Article. The quantity of the Products made, used or sold by such manufacturing affiliated company shall be calculated separately for the purpose of computing the amount of royalties payable by such affiliated company to Licensor on the basis as set forth in Paragraph (b) of this Article, and such quantity shall not be taken into account in calculating the annual quantity of the Products used or sold by Licensee or its other affiliated companies for purposes of computing the amount of royalties payable by Licensee in accordance with Paragraph

(b) of this Article.

(f) Licensee hereby agrees that payment of royalties shall be made with respect to each calendar quarter and shall be made within thirty (30) days of the last working day of March, June, September and December of each year with respect to all Products used or sold by Licensee and its affiliated companies in the calendar quarter ending on the said working day. All payments shall be in U.S. dollars converted from any other currency at the official rate of exchange prevailing at the close of the Exchange Market in New York City, New York, U.S.A., on the last working day of the calendar quarter for which the said payment is being made. Such payments shall be made to Licensor or to such bank as Licensor shall designate from time to time, and shall be accompanied by a written report showing the amount and details of the Products made, used and sold by Licensee and its affiliated companies in the said calendar quarter.

(g) (i) Licensee agrees that it will at all times keep complete, separate and accurate books of account containing a current record of all Products made, used and sold by Licensee and its affiliated companies, and such books will be maintained in sufficient detail to enable Licensor to ascertain the royalties accruing and payable hereunder.

(ii) Licensee further agrees to permit Licensor or its authorized accredited accounting agent to have access to said books of account at reasonable intervals during business hours.

(iii)In the event that Licensee shall grant any rights hereunder to any affiliated company by sublicense, it shall impose the same obligation on the affiliated company with respect to maintaining books of account, and shall require the said affiliated company to permit Licensor or its authorized agent to have access to the said books of account at reasonable intervals during business hours.

Article IX: Duration and Termination

(a) This Agreement shall continue in force until expiration of the last patent for the Products.

(b) In the event of any of the following:

(i) any breach of this agreement not cured within sixty (60) days after notification thereof;

(ii) insolvency or bankruptcy of either party;

(iii) appointment of a trustee or receiver for either party; or

(iv) Licensee or any of its affiliated companies fails to commence production of the Products in the Licensed Territory within a period of two (2) years from the date of execution of this Agreement; then, and in addition to all other rights and remedies which either party may have in law or equity, the party not in default may at its option terminate this Agreement by written notice. Such termination shall become effective on the date set forth in the said notice of termination, but in no event shall it be earlier than sixty (60) days from the date of mailing thereof. The waiver of the right of termination for any default under this Agreement shall not constitute a waiver of the right to claim damages for such default or the right to terminate for any subsequent default.

(c) Termination of this Agreement for any cause whatsoever shall not affect or prevent payment of any and all royalties then due to Licensor from Licensee and which would become due with respect to any sales of the Products in the quarterly period in which termination occurs.

(d) On termination of this Agreement, Licensee hereby agrees that it will not, either directly or through any of its affiliated companies, licensees or sublicensees, use or employ for a period of five (5) years any of the secret processes, formulae or know-how acquired from Licensor in the manufacture, use or sale of the Products in or outside of the Licensed Territory. In the event Licensee shall assign transfer, license or sublicense any rights with respect to the manufacture, use or sale of the Products, it shall impose the same condition upon its assignees, transferees, licensees or sublicensees with respect to not using or employing any of the secret processes, formulae or know-how acquired from Licensor for the same period of five (5) years following the date of termination of this Agreement.

Article X: Assignment and Sublicensing

(a) This Agreement is personal to the parties hereto and shall be binding upon and inure solely to their benefit. Any assignment of the rights of obligations hereunder by either of the parties, whether in whole or in part, shall only be made with the prior written consent of the other party. Any attempted assignment not made in accordance with the provisions of this Paragraph (a) shall be void and of no effect.

(b) Subject to Article V (b) hereof, Licensee shall be free to sublicense its affiliated companies any of the rights granted to it by Licensor under Article II hereof, provided that no new or additional sublicenses of such affiliated companies shall be agreed or executed for a period of five (5) years following the termination of this Agreement.

Article XI: Unforseen Occurrences

Neither party to this Agreement shall be held responsible for the damages caused by any delay or failure to perform under this Agreement which are the result of any happenings or events which could not have been reasonably avoided. Such happenings or events shall include, but shall not be limited to, fire; flood; explosion; action of the elements; acts of God; accidents; epidemics; strikes, lockouts or other labor trouble or shortage; inability to obtain or shortage of material, equipment or transportation; insurrections, riots or other civil commotion; war, enemy action, acts, demands or requirements of laws or of Governments.

Article XII: Notice

(a) All notices, requests, demands and other communications under this Agreement or in connection therewith shall be given to or made upon the respective parties hereto as follows:

To Licensor at:
Single Crystal Technologies, Inc.
4952 East Encanto Street, Mesa, AZ 85205

To Licensee at:
 CRC Crystal Research Corporation
4952 East Encanto Street, Mesa, AZ 85205

or to such other address and to the attention of such other officers or persons as each of the parties hereto may specify by notice in writing to the other.

(b) All notices, requests, demands and other communication given or made in accordance with the provisions of this Agreement shall be in writing, shall by given either by registered air mail or by cable, and if received shall be deemed to have been given when deposited in the United States mail, as the case may be, postage prepaid, or in the case of notices delivered by cable, courier or facsimile, when delivered to the office of a party addressed as specified in Subparagraph (a) of this paragraph.

Article XIII: Dispute Resolution

In the event of any dispute, difference or question arising between the parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either party, the matter of difference shall be settled first by meaningful face-to-face discussions between the parties or, if not so settled, second by non binding mediation lasting no more than half a day or, if not so settled, third by binding arbitration by a single arbitrator nominated and agreed upon by both parties. If the parties cannot agree upon the identity of the single arbitrator within one (1) month after the first demand for arbitration has been made, an arbitrator shall be randomly selected from any recognized list of arbitrators. Any arbitrator shall agree to serve with full powers to compel the production of documents and things and the attendance of witnesses, to conduct a hearing lasting no more than two days within one month of appointment, and to render a written decision with an opinion within two weeks of the hearing, with the sole purpose of achieving a speedy, just and inexpensive conclusion. A court having jurisdiction over either or both of the parties, may enter judgement on the award and may issue exception thereof. All costs of the said arbitration shall be borne equally by the parties hereto.

Article XIV: Construction and Interpretation

(a) It is agreed that this Agreement along with the Agreement provided for in Article VI (a) supersede all documents or arrangements previously concluded by the parties, and evidences the entire Agreement of the parties hereto. This Agreement cannot be changed, modified or supplemented except in writing signed by the properly authorized executive officials of both of the parties hereto.

(b) This Agreement shall be deemed to be a contract make under the laws of Arizona, and for all purposes shall be construed exclusively in accordance with such laws. The parties hereby agree that the District Court of the District of Arizona shall be competent court to adjudicate any disputes arising out of the Agreement which are not settled in accordance with the procedure set forth in Article XI, and the parties agree to submit themselves to the jurisdiction of the said District Court.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives on the day and year set forth above.

Single Crystal Technologies, Inc., LICENSOR